ISCO International Reports Financial Results for the Fourth Quarter and Full Year 2006

ELK GROVE VILLAGE, IL -- 02/22/2007 -- 2006 continued the trend of significant expansion for ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, Chief Executive Officer John Thode announced. ISCO posted its three highest revenue quarters during 2006, ending the year with $15 million in revenue, an increase of nearly 50% above 2005.

Thode added that 2006 saw positive contribution to cash flow during the third quarter and a breakeven cash flow during the second half of the year (see non-GAAP measure discussion below).

Financial Results

ISCO International's revenue for the fourth quarter and full year 2006 were $3.8 million and $15 million, respectively, compared to $2.5 million and $10 million achieved during the same periods of 2005. Backlog entering 2006 and 2007 were both less than $0.5 million. Net loss for the fourth quarter and full year 2006 were $1.3 million and $4.4 million, respectively, compared with $1.1 million and $3 million for the same periods of 2005, due in part to an increase in non-cash compensation charges associated with equity compensation and an increase in spending on its digital solution portfolio.

Excluding non-cash items, the fourth quarter and full year 2006 showed losses of $0.5 million and $1.8 million, respectively. These non-cash items are comprised of certain equity related compensation charges, depreciation and amortization, and accrued interest (see non-GAAP discussion measure and related table below). Product gross margins remained consistent at approximately 40% throughout 2006. While far higher than industry norms, margins were below the company record of 50% achieved during 2005.

"We have previously shared the expectation that business performance in the first half of 2006 would be similar to prior performance, with the second half accelerating to a higher level," Thode said. "The result was more than $10 million in revenue during the second half of the year, on par with all of 2005, and a small positive third quarter offset by a small negative fourth quarter to drive a breakeven cash flow result during that period. We were able to achieve these results while making substantial investments in areas that we believe will drive future revenue opportunities for the company, most notably our fully digital interference mitigation product, which is due to be completed during this year. We view this as a company-changing event, as we believe it will enable us to penetrate more markets, more deeply, than we can contemplate with today's platforms. We will share more specific information as the year progresses."

Thode said that the Company has further refined its production processes, reducing lead times and gaining efficiencies in its outsourced model. ISCO has continued to expand customer touch points to identify and target specific growth opportunities, which Thode believes will present substantial near-term revenue opportunities in excess of what ISCO has seen to date, while simultaneously developing a highly differentiated and defensible portfolio of software-controlled, digital adaptive interference management products.

"We have balanced the need for current performance with investments in the infrastructure necessary to excel over the long term. This included bringing in substantial talent to our sales and marketing group, headed by Steve Wetterling who joined us early in 2006. It also included the creation of the next generation product team headed by Neal Campbell, as well as the addition of significant engineering talent under the guidance of our CTO, Dr. Amr Abdelmonem. We have seen an example of what they can do when we look at 2006 results, but more importantly, we now have the team, the talent and the strategy necessary to enable us to significantly grow the Company's top and bottom line." Thode added, "While it will continue to be an ongoing balance to achieve our growth objectives while simultaneously investing to complete the transformation of our business, we believe we have demonstrated that we are up to the challenge."

Investor Call

ISCO will hold its quarterly conference call on Thursday, February 22nd at 4:30 pm eastern. To participate in the call domestically, dial 1-800-374-0113. International callers should dial 1-706-758-9607. The conference name is "ISCO." The call will be replayed for 30 days at 1-800-642-1687 (or 1-706-645-9291 for international callers), with a pass code of 7226926#.

Following opening comments, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its website (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast: http://www.b2i.us/external.asp?b=826&id=34587&from=du&L=e

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measure: GAAP net income (loss) excluding non-cash charges for patent amortization, depreciation and other amortization, equity compensation, and accrued interest expense. We present this non-GAAP financial measure as a supplement in reporting our financial results to provide investors with an additional tool to evaluate our operating results. This non-GAAP financial measure should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses the above non-GAAP financial measure internally to understand, manage and evaluate our business, particularly on a cash flow basis. Our management believes this measure is useful for the Company and investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense for example, and the non-GAAP measure which excludes this item, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Management sets operating plans and is evaluated and measured on both net result as well as cash flow and EBITDA (earnings before interest, taxes, depreciation and amortization), and thus uses this non-GAAP measure internally on a regular basis.

Non-GAAP Measurement Table:
                               Unaudited       Unaudited        Unaudited
                           3 months ended   12 months ended  3 months ended
                             Dec 31, 2006    Dec 31, 2006    Sept 30, 2006
($ millions)
Net loss per GAAP               $(1.3)          $(4.4)            $(0.2)

Non-cash Equity Compensation    $ 0.5           $ 1.6             $ 0.4
Depreciation and Amortization   $ 0.0           $ 0.1             $ 0.0
Accrued Interest                $ 0.3           $ 0.9             $ 0.3
                                -----           -----             -----

Net "Cash Flow" Result          $(0.5)          $(1.8)            $ 0.5
                                =====           =====             =====

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's need and ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on August 14, 2006. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

                                               Three Months Ending
                                           December 31,   December 31,
                                               2006           2005
                                           ------------    ------------
                                                    UNAUDITED

    Net sales                              $  3,792,000    $  2,450,000
    Costs and expenses:
      Cost of sales                           2,328,000       1,234,000
      Research and development                  621,000         447,000
      Selling and marketing                     736,000         599,000
      General and administrative              1,134,000       1,103,000
                                           ------------    ------------
    Total costs and expenses                  4,819,000       3,383,000

    Operating income/(loss)                $ (1,027,000)   $   (933,000)

    Other income (expense):
      Interest income                            21,000          40,000
      Interest expense                         (261,000)       (195,000)
                                           ------------    ------------
    Total other income (expense)           $   (240,000)   $   (155,000)

    Net loss                               $ (1,267,000)   $ (1,088,000)

    Basic and diluted loss per common
     share                                 $      (0.01)   $      (0.01)

    Weighted average number of common
     shares outstanding                     187,884,000     183,252,000

                                               Twelve Months Ending
                                            December 31,  December 31,
                                                2006           2005
                                           ------------    ------------
                                                     UNAUDITED

    Net sales                              $ 14,997,000    $ 10,264,000
    Costs and expenses:
      Cost of sales                           9,067,000       5,122,000
      Research and development                2,012,000       1,767,000
      Selling and marketing                   3,208,000       1,861,000
      General and administrative              4,287,000       3,691,000
                                           ------------    ------------

    Total costs and expenses                 18,574,000      12,441,000

    Operating loss                         $ (3,576,000)   $ (2,177,000)

    Other income (expense):
      Interest income                           119,000          77,000
      Interest expense                         (908,000)       (877,000)
                                           ------------    ------------
    Total other income (expense)           $   (789,000)   $   (800,000)

    Net loss                               $ (4,365,000)   $ (2,977,000)

    Basic and diluted loss per common
     share                                 $      (0.02)   $      (0.02)

    Weighted average number of common
     shares outstanding                     185,506,000     170,787,000

Selected Balance Sheet Information:         (unaudited)
                                            December 31,   December 31,
                                                2006           2005
                                           ------------    ------------

    Cash and equivalents                   $  2,887,000    $  3,486,000
    Working Capital excl. Debt             $  9,874,000    $  6,397,000
    Total Assets                           $ 26,875,000    $ 22,906,000
    Debt, short term and long term,
     including related accrued interest    $ 16,428,000    $ 10,520,000
    Stockholders' Equity                   $  8,164,000    $ 10,531,000

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com